Exhibit 10.1

Smart & Final Stores, Inc.
2018 Executive Severance Plan

i

Smart & Final Stores, Inc.

2018 Executive Severance Plan

Introduction

The purpose of this Smart & Final Stores, Inc. 2018 Executive Severance Plan (the “Plan”) is to enable the Company to offer a form of protection to selected key employees of the Company in the event their employment with the Company terminates.

Effective August 1, 2018, the Compensation Committee of the Board of Directors of the Company adopts this Smart & Final Stores, Inc. 2018 Executive Severance Plan for selected key employees of the Company in an effort to assist in replacing the loss of income caused by a termination of employment under the circumstances described herein.  The severance benefits payable under this Plan apply to qualifying terminations of employment occurring on or after August 1, 2018.

Except as specifically provided herein with respect to individual employment agreements, the Plan supersedes any severance plans, policies and/or practices of the Company in effect for employees who participate in the Plan, including, but not limited to, the Smart & Final Inc. 2009 Executive Severance Plan, which terminated in accordance with its terms on July 31, 2018.

The Plan is intended to alleviate some of the financial hardship that eligible employees may experience when their employment is terminated for a reason covered by the Plan.  In essence, benefits under the Plan are intended to be supplemental unemployment benefits.  The benefits under the Plan are not intended as deferred compensation and no individual shall have a vested right in such benefits.

The Company, as the Plan sponsor, has the sole discretion to determine whether an employee may be considered eligible for benefits under the Plan.  All actions taken by the Company shall be in its role as the sponsor of the Plan, and not as a fiduciary.  Nothing in the Plan will be construed to give any employee the right to receive severance payments, except as set forth herein, or to continue in the employment of the Company and any of its subsidiaries.  The Plan is unfunded, has no trustee, and is administered by the Compensation Committee of the Board (or such other committee appointed by the Board for purposes of administering the Plan).  The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and 29 C.F.R. § 2510.3-2(b) and is to be administered as a “top-hat” welfare plan exempt from the substantive requirements of ERISA.

Article 1.                                            Establishment, Term and Purpose

1.1.                            Establishment of the Plan.  Effective as of the Effective Date, the Committee hereby establishes an executive severance plan to be known as the “Smart & Final Stores, Inc. 2018 Executive Severance Plan.”

1.2.                            Term of the Plan.  The Plan will become effective on the Effective Date and shall continue in effect unless terminated by action of the Committee in accordance with Section 12.6 below.

1.3.                            Purpose of the Plan.  The purpose of the Plan is to provide selected key employees of the Company financial security in the event of a qualifying termination of their employment with the Company and its subsidiaries.

Article 2.                                            Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

2.1.                            “Base Salary” means the salary of record paid to a Participant as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.2.                            “Beneficiary” means the persons or entities designated or deemed designated by a Participant pursuant to Section 12.3 herein.

2.3.                            “Board” means Board of Directors of Smart & Final Stores, Inc.

2.4.                            “Cause” shall mean a finding by the Committee that the Participant has (i) materially breached any material agreement or arrangement between the Company and the Participant; (ii) either (a) committed any felony or (b) been convicted of or entered a plea of nolo contendere to any misdemeanor, in each case, that could cause material harm or embarrassment to the Company or any of its subsidiaries or any of its affiliates, in the reasonable judgment of the Committee; (iii) committed theft, embezzlement or fraud in connection with the Participant’s performance of the Participant’s duties and responsibilities to the Company and its subsidiaries; (iv) misappropriated any material business opportunity of the Company or any of its subsidiaries, excluding any activity permitted by the Committee; (v) materially failed to comply with, observe or carry out the Company’s written rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally and in effect from time to time, including (without limitation) those regarding conflicts, potential conflicts of interest or the appearance of a conflict of interest; (vi) materially failed to comply with, observe or carry out the written rules, regulations, policies, directions, codes of ethics and/or conduct and restrictions established or approved by the Company from time to time for officers of the Company, including (without limitation) those regarding conflicts, potential conflicts of interest or the appearance of a conflict of interest; (vii) abused substances or used illegal drugs that, in the reasonable judgment of the Committee, (a) materially impaired or is likely to materially impair the Participant’s performance of the Participant’s duties and responsibilities to the Company and its subsidiaries or (b) caused or is likely to cause material harm or embarrassment to the Company or any of its subsidiaries; or (viii) the ongoing and repeated failure by the Participant to perform such lawful duties consistent with Participant’s position as are reasonably requested by the Chief Executive Officer of the Company or the Participant’s supervisor in good faith as documented in writing to the Participant.  The Participant shall have a reasonable opportunity to cure any conduct, event or occurrence described in clause (i), (iv), (v), (vi), (vii) or (viii) (to the extent curable) within 30 days after the Company notifies the Participant in writing of such conduct, event or occurrence constituting Cause.

2.5.                            “Change in Control” shall have the meaning ascribed thereto in the Stock Incentive Plan.

2.6.                            “Change in Control Protected Period” shall mean for (i) Tier I Participants, the eighteen (18)-month period following the consummation of a Change in Control, and (ii) Tier II Participants, the twelve (12)-month period following the consummation of a Change in Control.  Notwithstanding anything in this Agreement to the contrary, if the Date of Termination occurs within the ninety (90)-day period prior to the date on which a Change in Control occurs, and if it is reasonably demonstrated by the Participant that the Participant’s termination of employment (a) was at the request of a third party that has taken steps reasonably calculated to effect such Change in Control or (b) otherwise arose in connection with or anticipation of such Change in Control and if such Change in Control is consummated, then for all purposes of this Agreement, the “Change in Control Protected Period” shall mean the period commencing immediately prior to the date of such termination of employment and continuing for (1) Tier I Participants, the eighteen (18)-month period following the consummation of a Change in Control, and (2) Tier II Participants, the twelve (12)-month period following the consummation of a Change in Control.

2.7.                            “Code” means the United States Internal Revenue Code of 1986, as amended.  Any reference to a section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

2.8.                            “Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

2.9.                            “Company” means Smart & Final Stores, Inc., a Delaware corporation, collectively with each of its subsidiaries and any successor to any of the foregoing.

2.10.                     “Date of Termination” means the date on which a Qualifying Termination occurs that triggers the payment of Severance Benefits hereunder.

2.11.                     “Disability” shall mean, for all purposes of the Plan, the inability of a Participant, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company, with reasonable accommodations that do not cause an undue hardship, such Disability to be determined by the Committee upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Committee, who are qualified to give such professional medical advice.

2.12.                     “Effective Date” means August 1, 2018.

2.13.                     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14.                     “Good Reason” shall mean (i) in the case of a Tier I Participant or, for purposes of this definition only, a Tier II Participant with the title of Senior Vice President, without the Participant’s prior written consent, any of the following events or conditions: (a) a material diminution in Participant’s duties, responsibilities or authorities (but excluding a change in the person(s) or position(s) to whom the Participant is required to report); (b) a material reduction in the Participant’s base salary, annual incentive compensation opportunities or other employee benefits in the aggregate (in each case, other than pursuant to an across-the-board reduction applicable to all senior executives of the Company); (c) the Company requiring the Participant to relocate to a principal place of employment that is twenty-five (25) miles or more further (one-way) from the Participant’s then-current residence than the Company’s current headquarters in Commerce, California are from such residence; or (d) a material breach by the Company of its obligations to the Participant under the Plan or under any other material agreement or arrangement between the Company and the Participant, after giving effect to any applicable notice requirements and cure periods set forth therein; and (ii) in the case of a Tier II Participant (excluding, for purposes of this definition only, a Tier II Participant with the title of Senior Vice President), without the Participant’s prior written consent, any of the following events or conditions occurring solely within the twelve (12) - month period following a Change in Control: (a) a material diminution in Participant’s duties, responsibilities or authorities (but excluding a change in the person(s) or position(s) to whom the Participant is required to report) from those in effect as of immediately prior to the Change in Control; (b) a material reduction in the Participant’s base salary, annual incentive compensation opportunities or other employee benefits in the aggregate (in each case, other than pursuant to an across-the-board reduction applicable to all senior executives of the Company); (c) the Company requiring the Participant to relocate to a principal place of employment that is twenty-five (25) miles further (one-way) from the Participant’s then-current residence than the Company’s current headquarters in Commerce, California are from such residence; or (d) a material breach by the Company of its obligations to the Participant under the Plan or under any other material agreement or arrangement between the Company and the Participant, after giving effect to any applicable notice requirements and cure periods set forth therein.   In order for any Participant to terminate the Participant’s employment for Good Reason, the Participant must provide written notice to the Company specifying the events or conditions alleged to constitute Good Reason in reasonable detail within sixty (60) days of the Participant’s initial knowledge (actual or constructive) of the occurrence thereof; provided that (1) the Company shall have thirty (30) days following receipt of such written notice to cure such circumstance(s), and (2) if the Company (or its successor) fails to cure such event or condition during the Company’s cure period, then the Participant must terminate his or her employment within thirty (30) days following the expiration of the applicable cure period.

2.15.                     “Participant” means an officer or key employee of the Company who fulfills the eligibility and participation requirements, as provided in Article 3 herein.

2.16.                     “Plan” means the Smart & Final Stores, Inc. 2018 Executive Severance Plan.

2.17.                     “Qualifying Termination” means any of the events described in Section 4.2 herein, the occurrence of which triggers the payments of Severance Benefits hereunder.

2.18.                     “Severance Benefits” means the payment of severance compensation as provided in Section 4.3 herein.

2.19.                     “Severance Multiple” shall mean for (i) Tier I Participants, one and one-half (1.5), and (ii) Tier II Participants, one (1).

2.20.                     “Severance Period” shall mean for (i) Tier I Participants, eighteen (18) months, and (ii) Tier II Participants, twelve (12) months.

2.21.                     “Stock Incentive Plan” means the Company’s Amended and Restated 2014 Stock Incentive Plan, as amended and/or restated.

2.22.                     “Tier I Participant” shall mean an Eligible Individual who, on the Date of Termination, holds the title of Executive Vice President, President or Chief Financial Officer of the Company or any of its subsidiaries, except as otherwise determined by the Committee in writing on or before the date that the Eligible Individual first becomes eligible to participate in the Plan or thereafter, on or before the date the Eligible Individual is promoted to a position with the title of Executive Vice President, President or Chief Financial Officer of the Company or any of its subsidiaries.

2.23.                     “Tier II Participant” shall mean an Eligible Individual who, on the Date of Termination, holds the title of Senior Vice President (excluding, for purposes of this definition only, an Eligible Individual who also holds the title of Chief Financial Officer), Group Vice President or Vice President of the Company or any of its subsidiaries, except as otherwise determined by the Committee in writing on or before the date that the Eligible Individual first becomes eligible to participate in the Plan or thereafter, on or before the date that the Eligible Individual is demoted to a position with the title of Senior Vice President, Group Vice President or Vice President of the Company or any of its subsidiaries.

Article 3.                                            Participation

3.1.                            Eligible Employees.  Individuals eligible to participate in the Plan (each, an “Eligible Individual”) shall be those key employees of the Company and its subsidiaries who  hold the title of Vice President or above (other than the Chief Executive Officer of the Company), except as otherwise specifically determined by the Committee in writing.  After the Effective Date, the Committee may, in its sole and absolute discretion, designate additional key employees of the Company as Participants and determine whether any such additional key employee will be a Tier I Participant or Tier II Participant, and subject to Section 12.6, may exclude a key employee from participating in the Plan, exclude a Participant from continuing to participate in the Plan, or redesignate a Participant as a Tier I Participant or Tier II Participant.

3.2.                            Release.  As a condition of receiving Severance Benefits hereunder, a Participant shall be required to provide the Company with a release of all claims of any kind whatsoever against the Company and its affiliates, their officers, directors and employees, known or unknown, as of the date of his or her termination of employment (the “Release”).  The Release shall be in such form as requested by the Company, in substantially the form set forth in Exhibit A, with such changes as may be necessary or advisable to comply with applicable law and ensure the enforceability of the Release, and must be executed and no longer subject to revocation within the period specified therein.

Article 4.                                            Severance Benefits

4.1.                            Right to Severance Benefits.  A Participant shall be entitled to receive from the Company the Severance Benefits, as described in Section 4.3 herein, if a Participant’s employment with the Company terminates for any reason specified in Section 4.2 herein, and the Participant executes and returns to the Company, and does not revoke, the Release in substantially the form set forth in Exhibit A (with such changes as may be necessary or advisable to comply with applicable law and ensure the enforceability of the Release), which Release becomes effective and no longer subject to revocation within sixty (60) days following the Date of Termination.  A Participant shall not be entitled to receive Severance Benefits if the Participant is terminated for Cause, or if the Participant’s employment with the Company ends due to death, Disability, or by the Participant for any reason other than for Good Reason.

4.2.                            Qualifying Termination.  If the Participant’s employment by the Company is terminated by the Company for any reason other than on account of Cause, death or Disability or terminated by the Participant for Good Reason, the Participant shall be entitled to the payment of Severance Benefits under the Plan.

4.3.                            Description of Severance Benefits.  In the event that a Participant becomes entitled to receive Severance Benefits, as provided in Sections 4.1 and 4.2 herein and executes and does not revoke the Release, as described in Section 3.2, the Company shall pay to the Participant and provide the Participant with the following:

(a)                                 Continued regular payments of the Participant’s Base Salary, at the highest annual rate in effect at any time up to and including the Date of Termination, through the end of the Severance Period.  Unless delay is required as described in Article 9 below, payment will commence on the first payroll period following the sixtieth (60th) day after the Date of Termination and the first payment will include any payments that are due to be paid between the Date of Termination and the date of the first payment; provided, however, that in the event that the Date of Termination occurs during the Change in Control Protected Period, then in lieu of the foregoing continued regular payments of the Participant’s Base Salary through the Severance Period, the Company shall pay to the Participant an amount in cash equal to the product of (i) the Severance Multiple and (ii) the sum of (A) the Participant’s Base Salary, at the highest annual rate in effect at any time up to and including the Date of Termination and (B) the Participant’s target annual bonus under the Company’s annual bonus plan for the year in which the Date of Termination occurs, which amount will be payable in a lump sum, unless delay is required as described in Article 9 below, on the first payroll period following the sixtieth (60th) day after the Date of Termination.

(b)                                 An amount equal to the annual bonus that the Participant would be entitled to receive under the Company’s annual bonus plan, if any, had the Participant not experienced a Qualifying Termination during the performance period for such annual bonus plan and based on the attainment of the relevant performance goals for the performance period, multiplied by a fraction, the numerator of which is the number of days during the performance period in which the Participant was employed by the Company and the denominator of which is 365.  The Participant shall receive the pro rata bonus, if any, payable pursuant to this subsection at the same time that the Company pays bonuses to its continuing employees under such annual bonus plan.

(c)                                  A continuation of the welfare benefits of medical (including the Executive Medical Reimbursement Plan), dental and vision insurance, through the earlier of (1) the end of the Severance Period or (2) the date Participant becomes eligible for welfare benefits from a subsequent employer, provided that Participant timely elects to receive continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and provided, further, that Participant timely pays the monthly premium that the Participant would have paid as an active employee had Participant’s employment continued.

Benefits provided under this Section 4.3(c) shall be provided to Participants at the same premium cost, and at the same coverage level, as in effect as of the Participant’s Date of Termination, with the Company to pay or reimburse Participant, on a monthly basis, an amount equal to the full monthly premium for such coverage, less the portion of such premium that the Participant would have paid as an active employee had Participant’s employment continued.

However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for each Participant in a corresponding manner.

(d)                                 For a period of twelve (12) months after the Date of Termination the Company will provide the Participant with reasonable executive level outplacement services that are directly related to the Participant’s termination of employment with the Company, provided that the cost of such outplacement benefits shall not exceed $25,000; and provided, further, that such outplacement benefits shall end not later than the eighteenth (18)-month anniversary of the Date of Termination.

(e)                                  Any outstanding awards under the Stock Incentive Plan or any other equity-based incentive compensation plan or program of the Company shall be subject to and treated in accordance with the terms and conditions of the applicable plan, program and/or award agreements.

4.4.                            Termination for Disability.  If a Participant’s employment is terminated due to Disability, the Participant shall receive his or her accrued but unpaid Base Salary and accrued but unused vacation through the Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Participant under the Plan.

4.5.                            Termination for Death.  If a Participant’s employment is terminated by reason of his or her death, the Company shall pay the Participant’s  Beneficiary his or her accrued but unpaid Base Salary and accrued but unused vacation through the Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Participant under the Plan.

4.6.                            Termination for Cause.  If a Participant’s employment is terminated by the Company for Cause, the Company shall pay the Participant his or her accrued but unpaid Base Salary and accrued vacation through the Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Participant under the Plan.

4.7.                            Termination without Good Reason. If a Participant’s employment is terminated by resignation of the Participant for any reason or no reason (other than for Good Reason), including on account of retirement, the Company shall pay the Participant his or her accrued but unpaid Base Salary and accrued but unused vacation through the Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Participant under the Plan.

Article 5.                                            Withholding of Taxes; Funding

5.1.                            Withholding of Taxes.  The Company shall be entitled to withhold from any amounts payable under the Plan all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes).

5.2.                            Funding.  The Plan shall be funded out of the general assets of the Company as and when benefits are payable under the Plan.  All Participants shall be solely general creditors of the Company.

Article 6.                                            Arbitration.

Without limitation on the Company’s right to seek injunctive relief under Section 7.4, any dispute or controversy arising under or in connection with the Plan shall be settled by final and binding arbitration.  Except as otherwise required pursuant to any individual arbitration agreement between the Company and a Participant, the arbitration shall (a) be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures in effect at the time the claim is made, (b) be conducted before a single arbitrator who shall be a retired judge chosen in accordance with such JAMS Employment Arbitration Rules and Procedures and (c) take place in the county where the Participant was last employed by the Company.   Except as otherwise provided in any such individual arbitration agreement, (i) the Company shall pay the arbitrator’s fees and any other fees unique to arbitration greater than the equivalent of court filings fees, and (ii) each party shall bear its own costs and attorney fees; however, the arbitrator may award costs and attorneys’ fees to the prevailing party to the extent authorized by applicable law.  In the event that a Participant is party to an individual arbitration agreement with the Company, then any dispute or controversy brought by or in respect of a Participant arising under or in connection with the Plan shall be settled by final and binding arbitration in accordance with such individual arbitration agreement.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

Article 7.                                            Restrictions

7.1.                            No Mitigation/Offset. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to reduce any amounts payable to him or her pursuant to the Plan.  Further, subject to Section 4.3(c), the amount of the Severance Benefits payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise.

7.2.                            Disclosure of Information.  Participants recognize that they have access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of their duties as employees of the Company.  Participants will not, during or after the term of their employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for their own purposes.

Nothing contained in this Plan shall prohibit or prevent a Participant from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; (iii) otherwise fully participating in any federal whistleblower programs, including any such programs managed by the U.S. Securities and Exchange Commission or the Occupational Safety and Health Administration; or (iv) receiving individual monetary awards or other individual relief by virtue of participating in any such federal whistleblower programs.

Under the Federal Defend Trade Secrets Act of 2016, no Participant shall be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) to a Participant’s attorney in relation to a lawsuit for retaliation against a Participant for reporting a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.3.                            Covenants Regarding Other Employees.  During the term of the Plan, and for a period of eighteen (18) months following the termination of a Participant’s employment, each Participant agrees not to induce or attempt to induce any employee of the Company or any employee who has been employed by the Company at any time during the twelve (12)-month period preceding the last day of a Participant’s employment to terminate his or her employment with the Company.  In the event of a breach of this Section 7.3 during the Severance Period, the Participant will forfeit his or her right to receive any portion of the Severance Benefits that remain unpaid at the time of such breach.

7.4.                            Equitable Relief.  Participants further agree that damages cannot fully and adequately compensate the Company in the event of an actual or threatened breach or violation of Section 7, and that without limiting the right of the Company to pursue all other legal and equitable remedies available to it, the Company shall be entitled to seek injunctive relief, including but not limited to a temporary restraining order, preliminary injunction and permanent injunction, to prevent any such violations or any continuation of such violations for the protection of the Company.  The granting of injunctive relief will not act as a waiver by the Company of its right to pursue any and all additional remedies.

Article 8.                                            Successors and Assignment

8.1.                            Successors to the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

8.2.                            Assignment by the Participant.   Except in the event of death, a Participant does not have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor will any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.  In the event a Participant attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition will be null and void.  If a Participant dies while any amount would still be payable to [him/her] hereunder had [he/she] continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan, to the Participant’s Beneficiary.  If the Participant has not named a Beneficiary, then such amounts shall be paid to the Participant’s devisee, legatee, or other designee, or if there is no such designee, to the Participant’s Beneficiary.

Article 9.                                            Code Section 409A

Notwithstanding the other provisions hereof, this Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Plan shall be interpreted to avoid any penalty sanctions under Section 409A of the Code.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  Notwithstanding anything contained herein, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by or imposed upon a Participant for failure to comply with, or satisfy and exemption from, Section 409A of the Code.

All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a “separation from service” under Section 409A of the Code.  To the maximum extent permitted under Section 409A of the Code, the Severance Benefits payable under this Plan are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any portion of the Severance Benefits that are payable to a Participant upon or in connection with a separation from service and would be paid during the six (6) month period following the Participant’s Date of Termination that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of Section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.”  If at the time of the Participant’s separation from service, the Company’s (or any entity required to be aggregated with the Company under Section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and the Participant is a “specified employee” (as defined in Section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following the Participant’s Date of Termination with the Company (or any successor thereto) for six (6) months following the Participant’s Date of Termination with the Company (or any successor thereto).  The delayed Excess Amount shall be paid in a lump sum to the Participant within ten (10) days following the date that is six (6) months following the Participant’s Date of Termination with the Company (or any successor thereto) and any remaining installments shall continue to be paid to the Participant on their original schedule.  If the Participant dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A of the Code, such Excess Amount shall be paid to the personal representative of the Participant’s Beneficiary within sixty (60) days after the Participant’s death.

In no event may a Participant, directly or indirectly, designate the calendar year of payment.  For purposes of Section 409A of the Code, each payment made under this Plan shall be treated as a separate payment.  To the extent that any in-kind benefits or reimbursements payable pursuant to the Plan are subject to Section 409A of the Code: (a) any such in-kind benefits or reimbursements will be provided or paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any year will  not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any subsequent year, and (c) the right to the in-kind benefits or reimbursement will not be subject to liquidation or exchange for another benefit.

Article 10.                                     Claims Procedures

Any request or claim for Severance Benefits shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Committee.

The Committee, or its designee, shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within ninety (90) days of receipt of the claim for Severance Benefits, unless special circumstances require an extension of such ninety (90) day period for not more than an additional ninety (90) days.  Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial ninety (90) day period, which notice shall set forth the reasons for the delay and the date the Committee expects to render its decision.  If the extension is necessary because the claimant has failed to submit the information necessary to decide the claim, the Committee’s period for responding to such claim shall be tolled until the date the claimant responds to the request for additional information.  The Committee’s response shall (i) be in writing or in electronic form, (ii) be written in a manner calculated to be understood by the claimant, and (iii) in the case of an adverse benefit determination: (a) set forth the specific reason(s) for the denial of benefits; (b) contain specific references to Plan provisions on which the denial is based; (c) describe any additional material and information, if any, necessary for the claim for benefits to be perfected, and an explanation of why such material or information is necessary; and (d) describe the Plan’s review procedures and the time limits applicable to such procedures, and include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

If the claimant fails to appeal the Committee’s adverse benefit determination, in writing, within sixty (60) days after its receipt by the claimant, the Committee’s determination shall become final and conclusive.

If the claimant appeals the Committee’s adverse benefit determination in a timely fashion, the Committee shall reexamine all issues relevant to the original denial of benefits.  Any such claimant or his or her duly authorized representative may review any relevant documents and records, free of charge, including documents and records that were relied upon in making the benefit determination, documents submitted, considered or generated in the course of making the benefit determination (even if such documents were not relied upon in making the benefit determination), and documents that demonstrate compliance, in making the benefit determination, with the Plan’s required administrative processes and safeguards.  In addition, the claimant or his or her duly authorized representative may submit, in writing, any documents, records, comments or other information relating to such claim for benefits.  In the course of the review, the Committee shall take into account all comments, documents, records and other information submitted by the claimant or his or her duly authorized representative relating to such claim, regardless of whether it was submitted or considered as part of the initial benefit determination.

The Committee shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within sixty (60) days of receipt of the written appeal, unless special circumstances require an extension of such sixty (60) day period for not more than an additional sixty (60) days.  Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial sixty (60) day period, which notice shall set forth the reasons for the delay and the date the Committee expects to render its decision.  In the event of an adverse benefit determination on appeal, the Committee shall advise the claimant, in a manner calculated to be understood by the claimant of: (i) the specific reason(s) for the adverse benefit determination; (ii) the specific Plan provisions on which the decision was based; (iii) the claimant’s right to receive, upon request and free of charge, and reasonable access to, copies of all documents, records and other information relevant to such claim; and (iv) a statement describing any voluntary appeals procedures offered by the Plan, the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

No person may bring an arbitration for any alleged wrongful denial of Plan benefits in accordance with Article 6 unless the claims procedures set forth above are exhausted and a final determination is made by the Committee.  If a Participant or other interested person challenges a decision of the Committee, a review by the arbitrator will be limited to the facts, evidence and issues presented to the Committee during the claims procedure set forth above.  Facts and evidence that become known to the claimant or other interested person after having exhausted the claims procedure must be brought to the attention of the Committee for reconsideration of the claims determination.  Issues not raised with the Committee will be deemed waived.

Article 11.                                     Administration

The Committee will be the plan administrator of the Plan and the named fiduciary of the Plan for purposes of ERISA.  The Committee may, however, delegate to any person, committee or entity any of its power or duties under the Plan.  The Committee will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan and to resolve disputed issues of fact.  The Committee will have the sole authority to make determinations regarding eligibility for benefits.  The decisions of the Committee in all matters relating to the Plan that are within the scope of its authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.

Article 12.                                     Miscellaneous

12.1.                     Notice of Termination.  Any termination covered by this Plan shall be communicated by Notice of Termination.  For purposes of the Plan, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in the Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

12.2.                     Employment Status.  Except as may be provided under any other agreement between a Participant and the Company, the employment of the Participant by the Company is “at will”, and may be terminated by either the Participant or the Company at any time, subject to applicable law.  Nothing contained herein shall constitute an employment contract or guarantee of employment or confer any other rights except as set forth herein.

12.3.                     Beneficiaries.  Each Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Participant under the Plan.  Such designation must be in the form of a signed writing acceptable to the Committee.  Participants may make or change such designations at any time.

12.4.                     Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

12.5.                     Applicable Law.  To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to the Plan.

12.6.                     Amendment. Although the Plan is designed to provide severance and other benefits to selected key employees as provided herein, the Board or the Committee may amend or terminate the Plan in whole or in part at any time upon at least sixty (60) days’ prior written notice to Participants; provided, however, that any amendment or termination of the Plan shall not adversely affect the Severance Benefit to which a Participant is entitled on the Participant’s Date of Termination, if such Date of Termination occurred prior to the date of the amendment or termination of the Plan, without the Participant’s written consent; and provided, further, that no amendment or termination that has the effect of reducing or diminishing the right of any Participant shall be effective during the Change in Control Protected Period, without the Participant’s written consent.

12.7.                     Liability.  No member of the Committee and no officer, director or employee of the Company or any affiliate shall be liable for any action or inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to gross negligence, willful misconduct or fraud.  Further, no member of the Committee shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf as a member of the Committee.

12.8.                     Indemnification.  The Company shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance), its officers and directors (and any employee involved in carrying out the functions of the Company under the Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan, except with regard to matters as to which the Participant shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.

12.9.                     Headings.  The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of provisions hereof.

12.10.              Incompetency.  In the event that the Committee finds that a Participant (or designated beneficiary) is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such participant (or designated beneficiary) was or would have been otherwise entitled under the Plan.

12.11.              Payments to a Minor.  Any payments to a minor from the Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor.  The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this     day of May, 2018.

SMART & FINAL STORES, INC.

By:

Its:

EXHIBIT A

Separation Agreement And Full Release Of All Claims(1)

This Separation Agreement and Full Release of All Claims (“Agreement”) is made by and between                    (“Executive”) and Smart & Final Stores, Inc., SF CC Intermediate Holdings Corp., Smart & Final Stores LLC, Cash & Carry Stores LLC, their subsidiary companies, affiliated companies, and all other companies operated or controlled by them, together with their current and former respective shareholders, directors, officers, employees, agents, attorneys, insurers, successors, and assigns (collectively “Smart & Final” or the “Company”).

RECITALS

A.                                    In exchange for the mutual promises and obligations contained herein, Executive and Smart & Final (the “parties”) have agreed that Executive’s employment with the Company shall terminate.

B.                                    Executive is a participant in the Smart & Final Stores, Inc. 2018 Executive Severance Plan (“Plan”).  Executive’s employment with Smart & Final will terminate on               (the “Date of Termination”), which will be treated as a Qualifying Termination under the Plan.

C.                                    The  Effective Date of this Agreement shall be eight days after Executive executes this Agreement, assuming that Executive does not revoke it.  If Executive revokes this Agreement after executing it, it will never be effective and Executive will not be entitled to benefits under either this Agreement or the Plan.

D.                                    The “Severance Period” shall mean the period commencing on the Date of Termination and continuing for          months through              .

E.                                     As required by the Plan, and in consideration for receipt of the Severance Benefits under the Plan and such other and further consideration as set forth herein, Executive hereby knowingly and voluntarily executes this Agreement.

F.                                      Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

TERMS

1.                                      Separation Benefit.  Subject to this Agreement becoming effective and no longer

(1)  Note to Draft:  Form of Separation Agreement and Full Release of All Claims is subject to such changes as may be necessary or advisable to comply with applicable law and ensure the enforceability of the Agreement.

Exhibit A-1

subject to revocation not later than sixty (60) days following the Date of Termination, and subject further to paragraph 1.f., Executive shall be entitled to the Severance Benefit as follows:

a.                                      [Beginning on the first payroll period following the sixtieth (60th) day after the Date of Termination, Smart & Final agrees to pay Executive the amount of $             per pay period less applicable withholdings for a period of [  ] months following the Date of Termination (the “Severance Period”).  The first payment will include any payments that are due to be paid between the Date of Termination and the date of the first payment.  These payments will be paid to Executive by Smart & Final on its regular payroll dates](2) [Smart & Final agrees to pay Executive the amount of $      , less applicable withholdings, in a lump sum payment on the first payroll period following the sixtieth (60th) day after the Date of Termination.](3)

b.                                      An amount equal to the annual bonus that Executive would be entitled to receive under Smart & Final’s annual bonus plan, if any, had Executive not experienced a Qualifying Termination during the performance period for such annual bonus plan and based on the attainment of the relevant performance goals for the performance period, multiplied by a fraction, the numerator of which is the number of days during the performance period in which Executive was employed by Smart & Final and the denominator of which is 365.  Executive shall receive such pro rata bonus, if any, at the same time that Smart & Final pays bonuses to its continuing employees under such annual bonus plan.

c.                                       Smart & Final will provide Executive with executive level outplacement benefits during Severance Period, provided that the cost of such outplacement benefits shall not exceed $25,000; and provided, further, that such outplacement benefits shall end not later than the eighteenth (18)-month anniversary of the Date of Termination.

d.                                      A continuation of the welfare benefits of medical (including the Executive Medical Reimbursement Plan), dental and vision insurance, through the earlier of (i) the end of the Severance Period or (ii) the date Executive becomes eligible for welfare benefits from a subsequent employer, provided that Executive timely elects to receive continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and provided, further, that Executive timely pays the monthly premium that the Executive would have paid as an active employee had Executive’s employment continued.  Benefits provided under this paragraph 1.d  shall be provided to Executive at the same premium cost, and at the same coverage level, as in effect as of Executive’s Date of Termination, with Smart & Final to pay or reimburse Executive, on a monthly basis, an amount equal to the full monthly premium for such coverage, less the portion of such premium that the Executive would have paid as an active employee had Executive’s employment continued.  Consequently, should Smart & Final discontinue or change benefits with respect to its employees, Executive’s benefit continuation will be subject to the same changes.  Executive agrees to notify Smart & Final when

(2)  NTD:  For a Qualifying Termination of employment unrelated to a Change in Control of the Company.

(3)  NTD:  For a Qualifying Termination of employment during the Change in Control Protected Period.

Exhibit A-2

Executive becomes eligible to participate in the benefit plans of a subsequent employer, at which time benefits pursuant to this Agreement shall cease.  Provision of benefits under this paragraph is contingent on Executive continuing to timely make co-payments of premiums at the same level and cost as if Executive were an active employee of Smart & Final.

e.                                       Any outstanding awards under the Stock Incentive Plan or any other equity-based incentive compensation plan or program of Smart & Final shall be subject to and treated in accordance with the terms and conditions of the applicable plan, program and/or award agreements.

f.                                        In the event that, during the Severance Period, Executive breaches Section 7.3 of the Plan, the Executive will forfeit his or her right to receive any portion of the Severance Benefits that remain unpaid at the time of such breach.

2.                                      Separation Date.  Executive shall continue working until               (“the Separation Date”), at which time Executive shall cease being employed by Smart & Final.

3.                                      No Admission of Liability.  The parties agree that this Agreement, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party.

4.                                      Release.  Executive for [himself/herself], and [his/her] heirs, executors, administrators, assigns and successors, fully and forever waives, releases, discharges and forever acquits Smart & Final and its predecessors and successors, subsidiaries, affiliates, parents, related entities, and each of its and their shareholders, officers, directors, partners, members, managers, employees, agents, joint venturers, attorneys, and assigns from and against any and all claims, charges, complaints, debts, demands, obligations, liens, promises, acts, agreements, losses, costs, expenses, damages, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to the offer of employment to Executive, the terms and conditions of Executive’s employment, all claims for disputed wages, Executive’s employment with Smart & Final or the cessation of that employment.

5.                                      Release of Employment Related Claims.  Executive understands and agrees that [he/she] is waiving and releasing any and all rights [he/she] may have had, now has, or in the future may have, to pursue any and all remedies available to him under any employment-related cause of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the California Family Rights Act, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of

Exhibit A-3

employment (including wage and hour laws) and/or employment discrimination.  This Agreement does not release any claims that may not be released as a matter of law, and this Agreement does not waive claims or rights that arise after Executive signs this Agreement.  Further this Agreement does not prevent Executive from doing any of the following: (i) obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Executive lives and works, provided Executive satisfies the legal requirements for such benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that Executive is entitled to such benefits); (ii) asserting any right that is created or preserved by this Agreement, such as Executive’s right to receive the Severance Benefits; (iii) asserting any right to accrued but unpaid base salary and accrued but unused vacation as well as all other amounts to which Executive is entitled under any employee benefit plan maintained by the Company and governed by the Employee Retirement Income Security Act of 1974; (iv) asserting any rights Executive may have to indemnification under any agreement, arrangement or governing document of the Company or any of its affiliates, and/or coverage under any applicable policy of directors’ and officers’ liability insurance maintained by the Company or any of its affiliates; (v) filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any duly authorized agency of the United States or any state (however, Executive is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Executive’s behalf); or (vi) challenging or seeking determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act (nor does this release impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law).

6.                                      Release of Unknown Claims.  It is understood and agreed by Executive that this Agreement shall act as a full accord and satisfaction, and as a bar to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected directly or indirectly relating to or arising from Executive’s employment with Smart & Final, or directly or indirectly relating to or arising from the Plan.  Executive hereby, and for [his/her] legal representatives, successors and assigns, expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, and any other comparable state or federal statute or law, and does so understanding and acknowledging the significance and consequences of such a specific waiver of Section 1542.  Section 1542 of the California Civil Code states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR [EXECUTIVE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY [HIM/HER] HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR [SMART& FINAL].”

Executive expressly waives and relinquishes any and all rights and benefits which [he/she] may have under (or which may be conferred upon him by) the provisions of California Civil Code Section 1542, as well as under any similar state or federal statute, to the fullest extent [he/she] may lawfully waive such rights or benefits.  In connection with this waiver, Executive

Exhibit A-4

acknowledges that [he/she] is aware that new, additional and/or different facts and/or claims may hereafter be discovered other than those now known or believed to be true with respect to this release, but that it is [his/her] intention to hereby fully, finally and forever release and discharge Smart & Final, and thus this Agreement shall remain in effect as a full and complete release regardless of the later discovery or existence of any such new, additional and/or different facts or claims.

7.                                      Cooperation.  Executive agrees to cooperate with the Company in the preparation, investigation, prosecution and defense of any legal matters and/or governmental investigations involving Smart & Final provided, however, that the Company shall pay any and all directly related expenses reasonably incurred by Executive due to such cooperation in accordance with Company policy.

8.                                      Return of Property.  Upon the Separation Date, Executive shall promptly return to the Company any and all property of the Company, including any keys, Company vehicles, credit cards, passwords, cellular telephones, computers, software, hardware, manuals, equipment, furniture, or any other tangible or intangible property of the Company which [he/she] may have in [his/her] possession, custody or control.  Executive further agrees to fully and voluntarily cooperate with Company personnel in:  (1) the transition of any duties, information or other business of the Company; (2) any communication to staff or subordinates; (3) the disclosure of any material Company business currently underway; and (4) taking all steps necessary to safeguard and secure any Company equipment, programs, data, and access thereto and to refrain from any action that would jeopardize same.

9.                                      Confidentiality.  With the exception of necessary disclosure to [his/her] legal counsel (whom the Company has advised Executive to consult) or tax advisors, the parties mutually agree not to disclose, publicize or allow or cause to be publicized or disclosed any of the terms and conditions of this Agreement, or the fact that this or any other settlement or agreement has been entered into or executed.

10.                               Nondisparagement.  Executive agrees that for a period of two (2) years following the Date of Termination, [he/she] will not disparage or denigrate to any person or entity any aspect of Executive’s relationship with the Company, nor the character of the Company or its respective businesses, agents, representatives, products or operating methods, whether past, present or future, and whether or not based on or with reference to its past relationship; provided, that this paragraph shall have no application to any evidence or testimony requested of Executive by any court or government agency.

This paragraph 10 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by such law, regulation or order.

11.                               Propriety Information.  Executive acknowledges and agrees that [he/she] has had access to certain “Confidential Information” of the Company.  Confidential Information as

Exhibit A-5

used throughout this Agreement means any secret or proprietary information not generally available to the public relating directly to the Company’s business and that of the Company’s affiliated companies and subsidiaries, including, but not limited to, sales, software, technical compilations, products, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques or plans, business acquisition plans, personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions and research programs, trade “know-how,” trade secrets (as defined in California Civil Code Section 3426.1(d)), specific software, algorithms, computer processing systems, object and source codes, user manuals, systems documentation, and other business affairs of the Company and the Company’s affiliated companies and subsidiaries.  Executive agrees to keep strictly confidential all Confidential Information and will not disclose any Confidential Information to any competitor, third person, firm, corporation, association, or entity for any purpose.  Any breach of the provisions of this confidentiality provision shall be deemed a material breach of this Agreement.

It is understood and agreed that the promises and representations as to the confidentiality and non-disparagement provisions contained in paragraphs 9 and 10 of this Agreement constitute a material consideration of this Agreement, and any breach by either of the parties of said confidentiality and/or non-disparagement provisions shall be deemed a material breach of this Agreement.  Further, Executive agrees that in the event of any breach of these provisions, monetary damages are not adequate, and the Company may seek injunctive or other equitable relief to prevent any further breach in any court of competent jurisdiction.

Nothing contained in this Agreement shall prohibit or prevent Executive from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; (iii) otherwise fully participating in any federal whistleblower programs, including any such programs managed by the U.S. Securities and Exchange Commission or the Occupational Safety and Health Administration; or (iv) receiving individual monetary awards or other individual relief by virtue of participating in any such federal whistleblower programs.

Under the Federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

[Note:  Paragraph 12  would only be applicable if Executive is 40 or older and  terminated in connection with a reduction in force.]

Exhibit A-6

12.                               Reduction in Force Disclosures.  Executive understands that the Company conducted a restructuring during the week of              that resulted in the elimination of many positions.  The offer of benefits contained in this Agreement is made pursuant to the Plan.  Executive understands that the Company made reduction-in-force decisions based on factors including business need for the position as well as employee seniority and prior performance history.  Attached to this Agreement as Exhibit 1 is a complete list of titles and ages of those employees selected for lay-off and those not selected in Executive’s decisional unit.  EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY OF [HIS/HER] OWN CHOOSING REGARDING THIS AGREEMENT.

[Note:  The time for consideration for Executives who are 40 or older and terminated in connection with a reduction in force is 45 days.  The time for consideration for Executives who not terminated in connection with a reduction in force is 21 days.]

13.                               Time for Consideration.  Executive acknowledges that this Agreement was presented to him on or before              and that [he/she] is entitled to have until              to consider this Agreement.  Executive executes this Agreement having had sufficient time within which to consider its terms.  Executive represents that if [he/she] executes this Agreement before the time for consideration has elapsed, [he/she] does so voluntarily, and that [he/she] voluntarily waives any remaining consideration period.

14.                               Revocation.  Executive understands that after executing this Agreement, [he/she] has the right to revoke it within seven (7) days after [his/her] execution of it.  Executive understands that this Agreement will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Agreement in writing.  Executive understands that this Agreement may not be revoked after the seven (7) day revocation period has passed.  Executive understands that any revocation of this Agreement must be made in writing and personally delivered to the Senior Vice President of Human Resources, at Smart & Final’s corporate offices in the City of Commerce, within the seven (7) day period.  Executive understands that [he/she] will not be entitled to receive the benefits described in this Agreement until after the revocation period has passed and Executive has not revoked this Agreement.  The Effective Date of this Agreement shall be the eighth day after Executive’s execution of this Agreement.

15.                               Voluntary Execution.  Executive hereby warrants and represents that [he/she] has carefully read and fully understands all the provisions of this Agreement, and the terms and conditions set forth herein.  Moreover, Executive has consulted with advisors of [his/her] choosing and that [he/she] has voluntarily entered into this Agreement.

16.                               Assignment and Transfer.  Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

17.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall constitute one and the same instrument together.

Exhibit A-7

18.                               No Waiver.  No waiver by any party of any breach of any term or provision of this Agreement shall be construed to be, nor be a waiver of any preceding, concurrent or succeeding breach of the same or of any other term or provision hereof.  No waiver shall be binding on the part of, or on behalf of, any other party entering into this Agreement.

19.                               Entire Agreement.  This Agreement contains all of the terms and conditions agreed upon by the parties hereto regarding the subject matter of this Agreement.  Any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect.  This Agreement constitutes a single, integrated, written contract and expresses the entire agreement of the parties hereto with respect to the subject matter of this Agreement.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties.

20.                               Severability.  The terms hereof are severable, and the invalidity or unenforceability of any term hereof shall not affect the validity or enforceability of any other term.

21.                               Date of Execution.  The date that Executive signs this agreement is the “date of execution” of this Agreement.

22.                               Choice of Law.  This Agreement shall be construed and governed exclusively by the laws of the State of California.

23.                               Dispute Resolution.  Unless otherwise provided in any individual arbitration agreement between the parties, any disputes arising under this Agreement of any kind or character, including but not limited to those involving a breach of the Agreement, or the enforcement thereof, shall be resolved by final and binding arbitration held in accordance with Article 6 of the Plan before a single arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures in the county where the Participant was last employed by the Company.  Unless otherwise provided in any such individual arbitration agreement, (i) the Company shall pay the arbitrator’s fees and any other fees unique to arbitration greater than the equivalent of court filings fees, and (ii) each party shall bear its own costs and attorney fees; however, the arbitrator may award costs and attorneys’ fees to the prevailing party to the extent authorized by applicable law.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

24.                               Indemnification.  In the event that any warranty or assurance contained in this Agreement has been or subsequently is breached, the breaching party shall indemnify and hold harmless each of the other parties to this Agreement for any loss or damage resulting from such breach.

25.                               Section 409A.  Article 9 of the Plan is incorporated by reference herein as if fully set forth herein.

Exhibit A-8

26.                               Construction.  Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice.  This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

BY SIGNING THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES THAT [HE/SHE] HAS READ IT, UNDERSTANDS IT, UNDERSTANDS THAT [HE/SHE] IS GIVING UP IMPORTANT RIGHTS, AND AGREES TO ALL AGREEMENT TERMS.

[Signature page follows]

Exhibit A-9

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and Full Release of All Claims.

Date: , 20
Executive

Date: , 20
Smart & Final Stores, Inc.

Exhibit A-10